Exhibit 99.1

News Release

For Immediate Release	April 15, 2004

CARROLLTON BANCORP REPORTS QUARTERLY DIVIDEND & 35% INCREASE IN FIRST QUARTER EARNINGS

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.09 per share, payable June 1, 2004 to shareholders of record on May 13, 2004.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable current earnings and future prospects for the Company. Mr. Altieri reported that net income for the quarter ended March 31, 2004 increased 35% to $473,000, or $0.17 per share, compared to $349,000, or $0.12 per share, for the same period of 2003.

The commitment to the Company’s business strategies set forth in 2001 continues to show positive balance sheet results; however, the volatile market conditions and ongoing economic uncertainty have had an impact on the Company’s ability to transition into an institution rivaling its peers in profitability.  Significant balance sheet improvement was recognized in 2003 focusing on commercial lending and less on long-term commodity type asset growth.  The year 2003 was marked with the favorable repricing of $31.4 million in high funding cost certificates of deposit originated in 2000, a factor in the significant improvement in our interest rate spread.  Historically low interest rates and refocused lending efforts have been the primary factors in the Company’s rapid decline in its residential real estate loan portfolio.  The Company’s business strategies will continue to focus on the business community in the Baltimore Metropolitan area and the reactivation of Carrollton Mortgage Services, Inc.

Carrollton Mortgage Services, Inc. is a full service mortgage subsidiary of Carrollton Bank offering mortgage products that are being originated and sold in the secondary market.  This reactivation has increased fee income without significant interest rate risk as these loans are sold as originated.

Noninterest income continues to be a large contributor to the Company’s profitability during this transition period.  Noninterest income for the first quarter of 2004 was $2,303,000 compared to $1,913,000 in 2003, an increase of 20%.

While market conditions continue to adversely impact the profitability of Carrollton Financial Services, Inc. our brokerage subsidiary, commission revenues have improved.  Brokerage activities recognized fee income of $184,000 in 2004 compared to $116,000 for the comparable quarter of 2003, a 58% increase.  The Company’s efforts to increase brokerage fee income by licensing existing sales associates to market specific products in our Financial Centers in 2003 has proven successful.

Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts.  We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  While the prevailing low interest rates on loan products on which we are currently focusing strains our net interest margin, we believe the Company addressed its interest rate sensitivity issues and is in great shape to take advantage of an interest rate increase.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of ten branch offices in central Maryland and a network of 155 ATMs located in Maryland, Virginia, and West Virginia.  All ATMs will be fully depreciated prior to the fourth quarter of 2004.  The Company provides brokerage services through

Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows.  For additional information, contact Randall M. Robey, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp

	Three Months Ended March 31,
	2004	2003	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	2,605,880	2,297,997	13%
Provision for loan losses	—	121,500	-100%
Noninterest income	2,302,879	1,913,297	20%
Noninterest expenses	4,222,045	3,532,988	20%
Income taxes	214,076	207,561	3%
Net income	472,638	349,245	35%

Per Share
Net income	0.17	0.12	35%
Cash dividends declared	0.09	0.09	0%
Book value	12.13	12.11	0%
Common stock closing price	18.05	15.25	18%

At March 31
Short term investments	10,017,671	13,064,322	-23%
Investment securities	57,187,882	86,009,959	-34%
Gross loans (net of unearned income)	193,872,333	195,103,946	-1%
Earning assets	269,906,694	293,205,793	-8%
Total assets	303,844,096	324,378,604	-6%
Total deposits	211,872,745	228,358,069	-7%
Shareholders’ equity	34,306,563	34,179,940	0%

Common shares outstanding	2,828,078	2,821,757

Average Balances
Short term investments	13,223,173	19,464,328	-32%
Investment securities	54,867,923	74,166,698	-26%
Gross loans (net of unearned income)	192,093,945	200,750,283	-4%
Earning assets	269,096,342	296,881,208	-9%
Total assets	302,125,555	322,943,849	-6%
Total deposits	209,527,637	229,224,599	-9%
Shareholders’ equity	34,416,165	33,941,821	1%

Earnings Ratios
Return on average total assets	0.63%	0.43%
Return on average shareholders’ equity	5.49%	4.12%
Net yield on average earning assets	3.95%	3.21%
Interest rate spread	3.51%	2.12%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate	0.82%	1.36%
Allowance to total loans	1.88%	1.89%
Net loan losses to average loans	0.00%	0.00%

Capital Ratios (period end)
Shareholders’ equity to total assets	11.29%	10.54%
Leverage capital	10.40%	9.57%
Tier 1 risk-based capital	13.88%	14.59%
Total risk-based capital	15.52%	15.38%

CARROLLTON BANCORP

($000)

	March 31,
	2004	2003	%Change

Loans, net of unearned income	$193,872	$195,104	-1%
Allowance for loan losses	3,652	3,692	-1%
Investment Securities	57,188	86,010	-34%
Total Assets	303,844	324,379	-6%

Deposits	211,873	228,358	-7%
Stockholders’ Equity	34,307	34,180	0%

Shares Outstanding	2,828,078	2,821,757

	Three Months ended March 31,
	2004	2003	%Change

Net Interest Income	$2,606	$2,298	13%
Provision For Loan Losses	0	122	-100%
Net Income	473	349	35%

Per Share: basic	$0.17	$0.12	39%
Per Share: diluted	0.16	0.12	37%
Return on Average Assets	0.63%	0.43%	46%
Return on Average Equity	5.49%	4.12%	33%